New World Fund, Inc.

October 31, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$108,207
Class B	$0
Class C	$371
Class F1	$12,848
Class F2	$41,553
Total	$162,979
Class 529-A	$6,136
Class 529-B	$0
Class 529-C	$0
Class 529-E	$208
Class 529-F1	$482
Class R-1	$30
Class R-2	$330
Class R-2E	$3
Class R-3	$2,875
Class R-4	$4,237
Class R-5	$4,698
Class R-6	$21,080
Total	$40,079

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4900
Class B	$0.0000
Class C	$0.0206
Class F1	$0.4236
Class F2	$0.6763
Class 529-A	$0.4565
Class 529-B	$0.0000
Class 529-C	$0.0000
Class 529-E	$0.3215
Class 529-F1	$0.5826
Class R-1	$0.0483
Class R-2	$0.0525
Class R-2E	$0.6679
Class R-3	$0.3372
Class R-4	$0.5307
Class R-5	$0.6890
Class R-6	$0.7286

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	224,517
Class B	1,109
Class C	17,411
Class F1	31,238
Class F2	77,944
Total	352,219
Class 529-A	13,913
Class 529-B	143
Class 529-C	3,044
Class 529-E	661
Class 529-F1	859
Class R-1	607
Class R-2	6,304
Class R-2E	4
Class R-3	9,214
Class R-4	8,910
Class R-5	8,121
Class R-6	35,134
Total	86,914

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$51.37
Class B	$50.55
Class C	$49.48
Class F1	$51.03
Class F2	$51.39
Class 529-A	$50.93
Class 529-B	$50.00
Class 529-C	$49.55
Class 529-E	$50.50
Class 529-F1	$50.99
Class R-1	$49.63
Class R-2	$49.63
Class R-2E	$51.02
Class R-3	$50.60
Class R-4	$51.15
Class R-5	$51.61
Class R-6	$51.52